LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

AnyTranslation Corp.

We hereby consent to the use in this Registration Statement of AnyTranslation Corp. on Form S-1/A Amendment No.1 to be filed with the commission on or about July 1, 2013 of our report dated March 6, 2013, relating to the financial statements of AnyTranslation Corp., which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

July 9, 2013